EXHIBIT 10.22(i)

June 2, 2005

Angostura Limited

Corner Eastern Main Road and Trinity Avenue

Laventille, Trinidad and Tobago

Attn:  Lawrence Duprey

Dear Mr. Duprey:

Reference is made to the Stock Purchase Agreement between V&S Vin and Sprit AB (Buyer) and Angostura Limited (Seller) whereby Seller is selling all of its shares of Cruzan International, Inc. (Cruzan) to Buyer.

We have agreed that in recognition of the services of Jay Maltby, Ezra Shashoua and Tom Valdes, as well as other members of management (such other members to be determined in the absolute discretion of Maltby, Valdes and Shashoua), Seller or an affiliate of Seller shall pay the above mentioned individuals the full amount of US Dollars 9,000,000, without setoff or withholding of any kind, if the Stock Purchase Agreement is consummated and upon receipt of the purchase price from Buyer.  The payment will be made by wire transfer to an account designated by the individuals named above within 24 hours of such payment by Buyer.  This payment is a bonus payable by Seller and not by Cruzan (and conveys no obligation to Cruzan to make such payment) in recognition of the exemplary services that the individuals mentioned above have made in increasing the value of Cruzan over the time period that the reference shares were held by Angostura.

This letter agreement conveys no rights as third party beneficiaries or otherwise to any parties other than the signatories to this agreement.  It shall be in the sole and absolute discretion of Maltby, Shashoua and Valdes as to the allocation of the bonus to themselves and other select members of Cruzan management.

Very Truly Yours

/s/ Jay Maltby

/s/ Ezra Shashoua

/s/ Tom Valdes

Agreed to and Accepted this 2nd day of June, 2005-06-05

Lawrence A. Duprey, Chairman of the Board, Angostura Limited

Witness:

/s/ Arnaud De Trabuc